                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                               Masco Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                            [MASCO LETTERHEAD LOGO]

                                                                  April 12, 2004

Dear Stockholders:

     You are cordially invited to attend Masco Corporation's Annual Meeting of Stockholders on Tuesday, May 11, 2004 at 10:00 A.M. at our corporate headquarters in Taylor, Michigan. Information regarding the meeting schedule and the matters proposed for your consideration at the meeting are contained in the following pages.

     As a stockholder, you are requested to vote on the matters presented in the accompanying notice and proxy statement. At our meeting, we also expect to provide a review of our Company's operations and respond to your questions.

     On behalf of our entire Board of Directors, we thank you for your continued support of Masco Corporation and look forward to seeing you on May 11.

                                          Sincerely,

                                          [/s/ Richard A. Manoogian]
                                          Richard A. Manoogian
                                          Chairman of the Board and
                                          Chief Executive Officer

                               MASCO CORPORATION
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  DATE:   MAY 11, 2004
  TIME:   10:00 A.M.
  PLACE:  MASCO CORPORATION
          21001 VAN BORN ROAD
          TAYLOR, MICHIGAN 48180

     The purposes of the Annual Meeting are:

          1. To elect three Class I Directors and to approve the appointments of two Class II Directors;

          2. To consider and act upon a proposal to approve the 2004 Restricted Stock Award Program in order to qualify grants of restricted stock under
     Section 162(m) of the Internal Revenue Code;

          3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for the year 2004; and

          4. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 15, 2004 are entitled to vote at the meeting or any adjournment thereof.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to attend the meeting, you can be sure your shares are represented at the meeting by promptly voting and submitting your Proxy by telephone, by internet, or by completing, signing, dating and returning your Proxy card in the enclosed postage prepaid envelope. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                          By Order of the Board of Directors

                                          [/s/ Eugene A. Gorgaro, Jr.]
                                          EUGENE A. GARGARO, JR.
                                          Secretary

April 12, 2004

                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS OF
                               MASCO CORPORATION

                                  May 11, 2004

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of Masco Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 11, 2004 at 10:00 A.M., and at any adjournment. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 12, 2004.

     The expense of this solicitation will be borne by the Company. Solicitation will be by mail, and executive officers and other employees of the Company may solicit Proxies, without additional compensation, personally and by telephone and other means of communication. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of Proxies for a fee of $9,000, plus expenses. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

     Stockholders of record at the close of business on March 15, 2004 are entitled to vote at the meeting. On that date, there were 444,106,938 shares of Company Common Stock, $1 par value, outstanding and entitled to vote and 16,666 shares of Series B Participating Preferred Stock outstanding and entitled to vote. Holders of Company Common Stock and Series B Participating Preferred Stock vote on the matters set forth in this Proxy Statement together as a single class. Each share of outstanding Company Common Stock entitles the holder to one vote and each share of the Series B Participating Preferred Stock entitles the holder to 1,000 votes. The meeting will be held if a quorum, consisting of a majority of the aggregate voting power of the outstanding shares of Company Common Stock and the Series B Participating Preferred Stock, is represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not been instructed by the beneficial owner how to vote on the proposal and does not have discretionary voting power to vote on the proposal.

     Stockholders can ensure that their shares are voted at the meeting by submitting proxy instructions by telephone, by internet, or by completing, signing, dating and returning the enclosed Proxy card in the envelope provided. Submitting instructions by any of these methods will not affect the right to attend the meeting and vote. The telephone and internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or internet voting procedures are included with the enclosed Proxy card. A stockholder who gives a Proxy may revoke it at any time before it is exercised by voting in person at the meeting, by delivering a subsequent Proxy, or by notifying the Company in writing of such revocation (Attention: Eugene A. Gargaro, Jr., Secretary, at 21001 Van Born Road, Taylor, Michigan 48180).

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. The term of office of the Class I Directors, consisting of Peter A. Dow, Anthony F. Earley, Jr. and Wayne B. Lyon, expires at this meeting, and the Board proposes their re-election. Although both Messrs. Dow and Lyon will reach the Board's normal retirement age of 72 before completing their three-year term, they are being nominated for re-election in order to maintain continuity on the Board. Mr. Lyon will reach age 72 prior to the next Annual Meeting of Stockholders, and Mr. Dow will reach age 72 prior to the 2006 Annual Meeting of Stockholders. Both Messrs. Dow and Lyon intend to serve only until the first Annual Meeting following attainment of age 72.

     In October 2003, the Board appointed David L. Johnston and J. Michael Losh to fill two vacancies in the Class II Directors, but their continuing service as Directors is subject to stockholder approval at the Annual Meeting. The Board is proposing the election of Professor Johnston and Mr. Losh as Class II Directors.

     Except as described above for Messrs. Dow and Lyon, the Class I, Class II and Class III Directors will serve for terms expiring at the Annual Meeting of Stockholders in 2007, 2005 and 2006, respectively, or until their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election of the above nominees as Directors unless a contrary direction is given. If prior to the meeting a nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors. Directors are elected by a plurality of the votes cast. Proxies cannot be voted for a greater number of persons than the number of nominees named. Abstentions and broker non-votes, if any, will not be treated as votes cast, and therefore will not affect the election.

     INFORMATION CONCERNING THE NOMINEES IS SET FORTH BELOW.

NAME, PRINCIPAL OCCUPATION                                 AGE, BUSINESS EXPERIENCE,
AND PERIOD OF SERVICE AS A DIRECTOR                   DIRECTORSHIPS AND OTHER INFORMATION
-----------------------------------                   -----------------------------------
                 CLASS I (NOMINEES FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 2007)

Peter A. Dow...........................    Mr. Dow, 70, initially joined Campbell-Ewald Company in
  Private investor; Retired Vice           1958 and returned in 1979 to serve as Executive Vice
  Chairman, Chief Operating Officer and    President and Director of General Accounts. In 1982 he
  Chairman of the Executive Committee      became President, Chief Operating Officer and Chairman of
  of Campbell-Ewald, an advertising and    the Executive Committee, and then served as Vice Chairman
  marketing communications company.        from 1993 until his retirement in 1995. He was named
  Director since 2001.                     Director of Advertising for the Chrysler-Plymouth Division
                                           of Chrysler Corporation in 1968. Subsequently, he became
                                           responsible for advertising and merchandising for Chrysler
                                           Corporation and all of its divisions, and in 1978 he was
                                           named Director of Marketing for Chrysler Corporation. Mr.
                                           Dow is currently a director of The Stroh Companies, Inc.
                                           and Technobrands, Inc. (formerly Comtrad Industries, Inc.)

Anthony F. Earley, Jr. ................    Mr. Earley, 54, has served as Chairman of the Board and
  Chairman of the Board, Chief             Chief Executive Officer of DTE Energy Company and its
  Executive Officer and President and      subsidiary, The Detroit Edison Company, since 1998 and as
  Chief Operating Officer, DTE Energy      President and Chief Operating Officer of both companies
  Company, a diversified energy            since 1994. From 1989 to 1994, he served as President and
  company. Director since 2001.            Chief Operating Officer of Long Island Lighting Company,
                                           an electric and gas utility in New York. Prior to 1989,
                                           Mr. Earley held several other positions with Long Island
                                           Lighting, including Executive Vice President and General
                                           Counsel. He is a director of DTE Energy Company, Comerica
                                           Incorporated, Mutual of America Capital Management Co. and
                                           Plug Power, Inc.

NAME, PRINCIPAL OCCUPATION                                 AGE, BUSINESS EXPERIENCE,
AND PERIOD OF SERVICE AS A DIRECTOR                   DIRECTORSHIPS AND OTHER INFORMATION
-----------------------------------                   -----------------------------------
Wayne B. Lyon..........................    Mr. Lyon, 71, served as Chairman of LifeStyle Furnishings
  Former Chairman of LifeStyle             International Ltd. from 1996 to 2002 and also served as
  Furnishings International Ltd., a        its President and Chief Executive Officer until early
  manufacturer and marketer of             2000. Previously, he served Masco Corporation as a Group
  residential furniture. Director since    Vice President beginning in 1972, was named Executive Vice
  1988.                                    President and Chief Operating Officer in 1974, and served
                                           as President and Chief Operating Officer from 1985 until
                                           1996.

                CLASS II (NOMINEES FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 2005)

David L. Johnston......................    Prof. Johnston, 62, has served as President and Vice
  President and Vice Chancellor of the     Chancellor of the University of Waterloo since July, 1999.
  University of Waterloo. Director         Previously, he was Principal and Vice Chancellor of McGill
  since 2003.                              University from 1979 through 1994, at which time he
                                           returned to teaching on McGill University's Faculty of
                                           Law. Prof Johnston began his professional career in 1966
                                           as an Assistant Professor in the Faculty of Law at Queen's
                                           University, following which, in 1968, he moved to the Law
                                           Faculty of the University of Toronto. In 1974, he was
                                           named Dean of the Faculty of Law at the University of
                                           Western Ontario. Prof. Johnston serves as a director of
                                           Alcatel, Open Text Corporation and CGI Group Inc.

J. Michael Losh........................    Mr. Losh, 57, was the Chairman of Metaldyne Corporation, a
  Private investor and retired Chairman    global manufacturer of highly-engineered metal components
  of Metaldyne Corporation and retired     for the transportation industry, from 2000 through 2002.
  Chief Financial Officer and Executive    Prior to joining Metaldyne, he worked for General Motors
  Vice President of General Motors         Corporation for 36 years, most recently as Chief Financial
  Corporation. Director since 2003.        Officer and Executive Vice President. He is currently a
                                           director of Cardinal Health, Inc., AON Corporation, AMB
                                           Property Corporation, Metaldyne Corporation, H.B. Fuller
                                           Company, and TRW Automotive Inc.

     INFORMATION CONCERNING THE DIRECTORS WHO ARE NOT STANDING FOR RE-ELECTION AND WHOSE TERMS ARE
CONTINUING IS SET FORTH BELOW.

                       CLASS II (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2005)

Verne G. Istock........................    Mr. Istock, 63, joined NBD Bank in 1963 and served as Vice
  Retired Chairman/President of Bank       Chairman and director of NBD Bank and its parent, NBD
  One Corporation. Director since 1997.    Bancorp, from 1985 until he was named Chairman and Chief
                                           Executive Officer in 1994. Upon the merger of NBD and
                                           First Chicago Corporation in December 1995, he was named
                                           President and Chief Executive Officer of First Chicago NBD
                                           Corporation and was elected Chairman in May 1996. Upon the merger of First Chicago NBD Corporation and Banc One
                                           Corporation in October 1998, he was named Chairman of the
                                           Board of Bank One Corporation, where he served in various
                                           executive positions until his retirement in September
                                           2000. Mr. Istock is a director of Kelly Services, Inc. and
                                           Rockwell Automation, Inc.

NAME, PRINCIPAL OCCUPATION                                 AGE, BUSINESS EXPERIENCE,
AND PERIOD OF SERVICE AS A DIRECTOR                   DIRECTORSHIPS AND OTHER INFORMATION
-----------------------------------                   -----------------------------------
                      CLASS III (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2006)

Thomas G. Denomme......................    Mr. Denomme, 64, served as Vice Chairman and Chief
  Retired Vice Chairman and Chief          Administrative Officer of Chrysler Corporation from 1994
  Administrative Officer of Chrysler       until he retired in December 1997 and had been a director
  Corporation. Director since 1998.        of Chrysler Corporation since 1993. He joined Chrysler
                                           Corporation in 1980 and was elected Vice
                                           President -- Corporate Strategic Planning in 1981,
                                           Executive Vice President -- Corporate Staff Group in 1991,
                                           and Executive Vice President and Chief Administrative
                                           Officer in 1993. Previously, he held a number of positions at Ford Motor Company, including Director, Marketing
                                           Policy and Strategy Office and Director, Sales Operations
                                           Planning.

Richard A. Manoogian...................    Mr. Manoogian, 67, joined the Company in 1958, was elected
  Chairman of the Board and Chief          Vice President and a Director in 1964 and President in
  Executive Officer of the Company.        1968 and has served as Chairman and Chief Executive
  Director since 1964.                     Officer since 1985. He is a director of Bank One
                                           Corporation, Ford Motor Company and Metaldyne Corporation.

Mary Ann Van Lokeren...................    Ms. Van Lokeren, 56, joined Krey Distributing Company as
  Chairman and Chief Executive Officer     Secretary in 1978 and has served Krey Distributing Company
  of Krey Distributing Company, a          in her present positions since 1987. She also serves as a
  beverage distribution firm. Director     director of Commerce Bancshares, Inc., The Laclede Group,
  since 1997.                              Inc. and D&K Healthcare Resources, Inc.

                              CORPORATE GOVERNANCE

     Over the past several years, the Board of Directors has been engaged in an ongoing review of the Company's corporate governance principles and procedures. As a result, in addition to changes made in prior years, in 2003 the Board added two new independent directors, implemented share ownership guidelines for directors, adopted New York Stock Exchange ("NYSE") governance standards well before the dates required, and approved the initiation of an internet-based ethics and legal compliance training program for employees and the installation of a toll-free employee hotline for reporting illegal or unethical conduct. The Board is committed to maintaining high standards of corporate governance for the Company.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors held six meetings during 2003. The Board has made an affirmative determination that seven of the Company's nine Directors qualify under the independence requirements of applicable law and the NYSE. The independent directors are Messrs. Denomme, Dow, Earley, Istock and Losh, Professor Johnston and Ms. Van Lokeren.

     Standing committees of the Board of Directors include the Audit Committee, the Organization and Compensation Committee and the Corporate Governance and Nominating Committee. Each member of these three committees qualifies under the independence requirements of applicable law and the NYSE. The full text of the charters for these three committees, the Corporate Governance Guidelines and the Code of Business Ethics are posted on the Company's website at www.masco.com. The information on the Company's website is not a part of this proxy statement or incorporated into any other filings the Company makes with the Securities and Exchange Commission. During 2003, each Director attended at least 75% of the Board meetings and applicable committee meetings that were held while such person was a Director.

     The non-management Directors meet in executive session without management at each regularly scheduled meeting of the Board of Directors. The non-management Directors have selected Mr. Verne Istock to serve as the presiding Director for these executive sessions. Any interested party that wishes to communicate directly with the presiding Director or the non-management Directors as a group may send such communications to the following address: Presiding Director, Masco Board of Directors, Att: Eugene A. Gargaro, Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180. Shareholders may send communications to the Board of Directors at the following address: Masco Board of Directors, Att:
Eugene A. Gargaro, Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180. Directors generally attend the Annual Meeting, and all Directors attended the 2003 Annual Meeting of Stockholders.

     The AUDIT COMMITTEE of the Board of Directors, currently consisting of Messrs. Denomme, Dow, Earley, Istock and Losh, held seven meetings during 2003. The Audit Committee assists Board oversight of the integrity of the Company's financial statements, the qualifications, independence and performance of the Company's independent public accountants, the performance of the Company's internal audit function, and compliance by the Company with legal and regulatory requirements, including employee compliance with the Company's Code of Business Ethics.

     The Board of Directors approved in December, 2003 a revised charter for the Audit Committee, attached to this Proxy Statement as Appendix A, that incorporates certain minor amendments required by the final version of the NYSE rules. The Board has determined that each member of the Audit Committee is financially literate, and that at least three members of the Committee, Messrs. Earley, Istock and Losh, qualify as "audit committee financial experts" as defined in Item 401(h)(2) of Securities and Exchange Commission ("SEC") Regulation S-K.

     Interested parties may send complaints relating to accounting, internal accounting controls or auditing matters to the Chairman of the Masco Audit Committee, Att: Eugene A. Gargaro, Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180.

     The ORGANIZATION AND COMPENSATION COMMITTEE of the Board of Directors, currently consisting of Messrs. Dow and Istock and Ms. Van Lokeren, held six meetings during 2003. The Organization and Compensation Committee establishes and monitors executive compensation, evaluates the Company's management, administers and determines awards and options granted under the Company's stock incentive plan, and reviews the Company's succession planning process.

     The CORPORATE GOVERNANCE AND NOMINATING COMMITTEE of the Board of Directors, currently consisting of Messrs. Earley and Istock and Professor Johnston, held four meetings during 2003. The Corporate Governance and Nominating Committee serves in an advisory capacity to the Board on the governance structure and conduct of the Board and has the responsibility for developing and recommending to the Board appropriate Corporate Governance Guidelines. In addition, the Committee identifies qualified individuals for nomination to the Board, recommends Directors for appointment to Board committees and evaluates current Directors for re-nomination to the Board or re-appointment to Board committees.

     The Corporate Governance and Nominating Committee will consider candidates submitted by stockholders as nominees for election as Directors of the Company. Stockholders wishing to have the Committee consider a candidate should submit the candidate's name and pertinent background information to Eugene A. Gargaro, Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180. The Company's charter sets forth the procedures a stockholder must follow to nominate candidates for election as Directors. For a summary of these procedures, see "2005 Annual Meeting of Stockholders."

     The Corporate Governance and Nominating Committee believes that Directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of Directors should provide a source of advice and guidance to the Company's management. A Director's judgment should demonstrate an inquisitive and independent perspective with acute intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a potential conflict in judgment between the interests of the Company and the interests of those with whom the Company does business. Each Director should be committed to serving on the Board for an extended period of time and to devote sufficient time to carrying out the Director's duties and responsibilities in an effective manner for the benefit of the Company's stockholders.

     Professor Johnston was recommended for consideration as a nominee for Director by a non-management Director. Mr. Losh was recommended for consideration as a nominee for Director by the Company's Chief Executive Officer.

COMPENSATION OF DIRECTORS

     Under the 1997 Non-Employee Directors Stock Plan (the "Directors Stock Plan"), one-half of the cash compensation formerly paid to non-employee Directors was replaced with an annual vesting of shares of restricted stock. Pursuant to the Directors Stock Plan, each non-employee Director receives an award of Company Common Stock vesting over a five-year period in 20 percent equal annual installments. The value of the stock awards is based on the market price of Company Common Stock on the date of grant and equals five years of the replaced cash compensation. Accordingly, each non-employee Director has received an award initially valued at $25,000 per year for each of five years (with proration for a partial first year of service), and as each five-year award expires, each non-employee Director receives a new five-year award. For 2003, non-employee Directors each received a cash fee of $25,000 and $1,000 for each Board of Directors meeting attended (and committee meeting attended if not held on a date on which the entire Board met). The Chairman of the Audit Committee and the Chairman of the Organization and Compensation Committee each received an additional $5,000 per year for chairing such committees. Directors are eligible to participate in the Company's matching gifts program (which is available to Company employees) pursuant to which the Company will match gifts made to eligible educational and cultural institutions up to an aggregate of $10,000 per year for each participant. In addition, Directors are eligible to participate in the Company's employee purchase program, which enables employees to purchase Company products for their personal use at special discount prices.

     The Directors Stock Plan also provides for the grant to each non-employee Director on the date of each Annual Meeting of Stockholders of a non-qualified option to purchase 8,000 shares of Company Common Stock at the then current market price. These options become exercisable in 20 percent installments on the first five anniversaries of the grant date. Each option has a ten-year term from the date of grant, except that options may generally be exercised for only a limited period of time following termination of service as a non-employee Director for any reason other than death or permanent and total disability. Upon termination of a Director's term for any reason other than death, disability or following a change in control, the Company may require the participant to pay back to the Company the net gain realized upon the exercise of any installment of an option that became exercisable within two years prior to termination.

     The Directors Stock Plan provides that a participant is generally restricted from engaging in certain competitive activities while serving as a Director and for one year following termination of the participant's term as a Director. In the event of a breach of this noncompete agreement, the Company may require the participant to pay back to the Company the net gain realized upon the exercise of any portion of an option that occurred on or after termination or within two years prior to such termination.

     The Board has established stock ownership guidelines for Directors. The guidelines require non-employee Directors to retain at least 50% of the shares of restricted Company Common Stock they receive as compensation from the Company until the date of their termination or retirement from service as a Director.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     Set forth below is information concerning beneficial ownership of Company Common Stock as of March 31, 2004 by (i) each of the Directors, (ii) each of the executive officers named in the "Summary Compensation Table," (iii) all Directors and executive officers of the Company as a group, and (iv) all persons known by the Company to be the beneficial owners of five percent or more of the combined voting power of Company Common Stock and Series B Participating Preferred Stock. No Director or executive officer owns any shares of Series B Participating Preferred Stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                               SHARES OF     PERCENTAGE OF
                                                              COMMON STOCK   VOTING POWER
                                                              BENEFICIALLY   BENEFICIALLY
NAME                                                            OWNED(1)         OWNED
----                                                          ------------   -------------
Alan H. Barry...............................................      659,448          *
Thomas G. Denomme...........................................       83,080          *
Peter A. Dow................................................       54,570          *
Anthony F. Earley, Jr.(2)...................................       35,170          *
Verne G. Istock.............................................       78,810          *
David L. Johnston...........................................        3,850          *
John R. Leekley.............................................      719,003          *
J. Michael Losh.............................................        6,850          *
Wayne B. Lyon(3)............................................      183,103          *
Richard A. Manoogian(3).....................................   13,492,706        2.9%
Robert B. Rosowski..........................................      437,757          *
Mary Ann Van Lokeren........................................       78,310          *
Timothy Wadhams.............................................      249,460          *
All 17 Directors and executive officers of the Company as a
group(2)(3).................................................   18,029,521        3.9%

---------------

 *  Less than one percent

(1) Includes unvested restricted stock award shares held under the Company's stock incentive plan (241,471 shares for Mr. Barry; 4,304 shares for Mr. Denomme; 2,260 shares for each of Messrs. Dow and Earley; 2,826 shares for Mr. Istock; 3,620 shares for each of Professor Johnston and Mr. Losh; 122,556 shares for Mr. Leekley; 6,214 shares for Mr. Lyon; 1,013,764 shares for Mr. Manoogian; 55,487 shares for Mr. Rosowski; 2,826 shares for Ms. Van Lokeren; 101,101 shares for Mr. Wadhams; and 1,808,387 shares for all Directors and executive officers of the Company as a group) and shares which may be acquired before May 31, 2004 upon exercise of stock options issued under the Company's stock incentive plan (296,866 shares for Mr. Barry; 57,600 shares for Mr. Denomme; 28,800 shares for each of Messrs. Dow and Earley; 65,600 shares for Mr. Istock; 457,646 shares for Mr. Leekley; 65,600 shares for Mr. Lyon; 4,453,111 shares for Mr. Manoogian; 245,000 shares for Mr. Rosowski; 65,600 shares for Ms. Van Lokeren; 104,400 shares for Mr. Wadhams; and 6,694,569 shares for all Directors and executive officers of the Company as a group). Holders have sole voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(2) Includes 1,000 shares held in a trust for the benefit of Mr. Earley for which Mr. Earley's wife serves as trustee.

(3) Shares owned by Mr. Manoogian and by all Directors and executive officers of the Company as a group include in each case an aggregate of 3,009,100 shares owned by charitable foundations for which Mr. Manoogian serves as a director and 3,000 shares held by trusts for which he serves as a trustee. Shares owned by Mr. Lyon and by all Directors and executive officers of the Company as a group include in each case 26,802 shares owned by a charitable foundation for which Mr. Lyon serves as a Director. Shares owned by all Directors and executive officers of the Company as a group include 628,595 shares held by trusts for which an executive officer serves as a trustee. The directors of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Messrs. Manoogian and Lyon and the executive officer who serves as a trustee for certain trusts each disclaim beneficial ownership of such shares.

     Mr. Manoogian may be deemed a controlling person of the Company by reason of his significant ownership of Company Common Stock and his positions as a Director and an executive officer of the Company.

                             AUDIT COMMITTEE REPORT

     The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the integrity of the Company's financial statements, the qualifications, independence and performance of the Company's independent accountants, the performance of the Company's internal audit function, and compliance by the Company with legal and regulatory requirements, including compliance with the Company's Code of Business Ethics. Management has the primary responsibility for the financial statements and the reporting process, including the Company's system of internal control. In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2003, including a discussion of the quality and the acceptability of the Company's financial reporting and controls, as well as the selection, application and disclosure of critical accounting policies.

     The Audit Committee obtained from the Company's independent accountants, PricewaterhouseCoopers LLP, the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants' independence. The Audit Committee considered and determined that such accountants' provision of non-audit services to the Company is compatible with maintaining the accountants' independence. The Committee reviewed various matters with the accountants, who are responsible for expressing an opinion on the Company's financial statements as of and for the year ended December 31, 2003 based on their audit. The Committee met with the accountants, with and without management present, and discussed the matters required to be discussed by Statement on Auditing Standards No. 61 as amended, "Communication with Audit Committees", including their judgment as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

     Based on the above-mentioned reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company's financial statements as of and for the year ended December 31, 2003 be included in its Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to stockholder approval, PricewaterhouseCoopers LLP as the Company's independent accountants.

                                          Thomas G. Denomme, Chairman
                                          Peter A. Dow
                                          Anthony F. Earley, Jr.
                                          Verne G. Istock
                                          J. Michael Losh

               ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

INTRODUCTION

     The Organization and Compensation Committee is responsible for overseeing the Company's executive compensation programs in order to ensure the attraction, retention and appropriate reward of talented senior corporate executives, to motivate their performance in the achievement of the Company's business objectives, and to align their interests with the long-term interests of the Company's stockholders.

     The Committee focuses on current market practices and trends in evaluating and establishing compensation arrangements for the Company's executive officers. The Committee uses a variety of resources, including publicly available data and the services of expert independent compensation consultants, in order to establish compensation levels in a highly competitive environment for executive leadership. A critical objective is to assure that the compensation for the Company's executive officers is competitive with the compensation offered by a peer group of companies. Each major component of compensation is compared with the peer group to assure overall competitiveness. The peer group reflects the Company's revenue size and includes publicly traded companies that the Company competes with for executive talent. The peer companies are generally comprised of traditional competitors, industrial peers, key home improvement retailers and major homebuilders. Although the Committee reviews peer group information for guidance, it does not exclusively target executive compensation to specific compensation levels at other companies. Also, compensation arrangements may vary in individual cases based on subjective factors such as an individual's responsibilities and contribution to the performance of the Company.

     The Committee's strategy in recent years has been increasingly to link compensation to Company performance. The Committee believes that this strategy more closely aligns executive officers' interests with the long-term interests of stockholders, while maintaining the Company's ability to attract, retain and motivate the highest quality executive management team. In part, the Committee has been implementing this strategy by increasing the portion of total compensation that is variable and contingent on Company performance relative to the portion of total compensation that consists of fixed base salary. Compensation arrangements for executive officers generally consist of a combination of base salary, annual cash bonus and long-term incentives utilizing Company Common Stock, as well as various retirement and other benefit arrangements. These components are discussed in more detail below.

CASH COMPENSATION

     Annual cash compensation consists of salary and bonus. Base salaries for all executive officers historically have been adjusted annually if warranted by economic conditions and by Company and individual performance. Base salaries for all executive officers for 2003 were generally frozen at the level of salaries for 2002, except in the case of promotions or where salaries were below the market competitive level. Executive salaries have been frozen as part of the strategy of increasing variable performance-based compensation opportunities as a percentage of total compensation, as described below. Executive officer salaries will generally remain frozen in 2004.

     The method for granting annual cash bonuses was revised beginning with 2002. Under the revised program, bonuses are directly tied to Company performance by linking executive officers' annual cash bonuses to earnings per share targets. The Committee believes that placing more bonus compensation at risk further aligns compensation with stockholders' interests. Potential payouts generally range from 0% to 100% of an executive officer's base salary (200% for the Chief Executive Officer and 160% for the President), based on a graduated schedule under which the bonus opportunity increases as a percentage of salary as earnings per share increase. The Committee increased the cash bonus opportunities for the Company's CEO and the President to make their compensation levels more competitive with the opportunities for the most senior executives in the Company's peer group. Based on the Company's relatively strong performance in 2003, the executive officers, including Mr. Manoogian, received cash bonuses approximating 80% of the maximum bonus opportunity. Had the Company's performance not been as strong, executive officers would have received lower bonuses, or no bonuses if performance fell below the minimum earnings per share threshold.

STOCK-BASED COMPENSATION

     Company Common Stock is a major part of annual and long-term compensation for key employees because of its inherent alignment with the interests of stockholders. Over 2,000 of the Company's employees participate in the Company's restricted stock award and stock option programs. The Committee's long-term philosophy is reflected in the fact that full realization of the value of stock incentives is generally subject to long-term vesting schedules. The two principal components of the Company's stock-based compensation are annual grants of restricted stock and periodic grants of non-qualified stock options.

     Restricted stock awards and stock options are granted under the Masco Corporation 1991 Long Term Stock Incentive Plan (the "1991 Plan") and focus the recipient on long-term enhancement in stockholder value with the objective of retaining key employees. The Committee believes that the level of restricted stock awards and stock option grants should be sufficient in size and potential value to provide further alignment of the recipient's and stockholders' interests, and to reinforce the individual's commitment to the Company.

     Restricted stock awards granted under the 1991 Plan generally vest in ten percent annual installments over a period of ten years from the date of grant. In general, vesting is contingent on a continuing employment relationship with the Company. The 1991 Plan provides, however, that shares continue to vest upon retirement on or after normal retirement age, and that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company. It is the Company's current practice to include a noncompetition agreement for a one-year period following termination of employment in all restricted stock awards granted under the 1991 Plan.

     The Company has historically purchased shares of Company Common Stock in the open market sufficient to provide for all restricted stock awards to avoid any common share dilution resulting from these awards. The cost related to these awards as they vest is fixed at the time of grant, and this expense is generally amortized over the vesting period of the awards. Because the Company's tax deduction is based on the fair market value of the stock at the time the restrictions lapse, the after-tax cost of this program can be favorable to the Company due to the increased tax deduction that may result from any future appreciation of Company Common Stock at the time of each annual vesting. The Company believes that the extended vesting of stock awards with the opportunity for substantial stock price appreciation promotes retention, and also spreads compensation expense over a longer term, which generally has resulted in a significant reduction in the Company's after-tax cost of this stock-related compensation.

     In 2002 the Company revised its annual restricted stock award program for key employees (including executive officers) to more closely link the size of stock grants to Company performance and reflect the increased emphasis on variable compensation. Under the revised program, stock awards for executive officers are based on earnings per share and progress toward improvement in the Company's return on invested capital. Each participant (including executive officers) is assigned an individual standard stock award opportunity level, which is a percentage of base salary. Historically, this opportunity level was 30% of base salary for all executive officers including the Chief Executive Officer and the President. Base salaries for 2003 and 2004 have been frozen as part of the strategy of increasing the portion of total compensation that is variable and the Committee has introduced improvement in return on invested capital as a factor in determining the size of annual grants. The Committee has correspondingly increased the annual stock award opportunity level to up to approximately 200% of base salary for executive officers. The Committee believes that this increased opportunity is competitive with the opportunity for key executives in the Company's peer group.

     A graduated grant schedule is established based on earnings per share, similar to the methodology used for annual cash bonuses. When the Committee determines the value of the annual stock grants to be made to participants, based on the year's performance, the Committee also evaluates improvement in return on invested capital. Based on 2003 performance, each executive officer, including Mr. Manoogian, received a grant of restricted stock valued at approximately 80% of the officer's base salary. In addition to the annual performance awards, occasionally grants may be made on account of individual performance or other circumstances.

     Stock options also reflect the Committee's focus on long-term, equity-based compensation that is aligned with the interests of stockholders. Options are granted at fair market value on the date of grant, and therefore option holders only benefit from subsequent stock price appreciation. The difference between the exercise price and fair market value of the Company Common Stock on the date of exercise is deductible by the Company for federal income tax purposes and thereby provides tax savings to the Company.

     The annual number of options granted has averaged less than 1% of shares outstanding over the past five years, which is significantly less than the average number of options granted by companies in the peer group and the Standard & Poor's 500 Index. Beginning with options granted in February 2000, the Company changed the option terms to shorten the option vesting period so that subsequent option grants become exercisable in 20 percent installments on the first five anniversaries of the grant date. At the same time that the Company made this change, which is favorable to participants, the Company introduced into the option terms a noncompetition agreement for a one-year period following termination of employment. Also under the new option terms, upon termination of employment the recipient may be required to pay back to the Company the net gain realized upon the exercise of any installment of the option that became exercisable within two years prior to the termination, except in certain circumstances (including normal retirement, death or disability). An additional payback provision may also be triggered upon breach of the noncompetition agreement.

     The 1991 Plan permits the Committee to accept the surrender of an exercisable stock option and to authorize payment by the Company of an amount equal to the difference between the option exercise price of stock and its then fair market value. In addition, recipients of stock options are eligible to receive restoration options. A restoration option is granted when a participant exercises a stock option and pays the exercise price by delivering shares of Company Common Stock or attests to the ownership of such shares. The restoration option is equal to the number of shares delivered or attested to by the participant and does not increase the number of shares covered by the original stock option. The exercise price is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company's stock price. The 1991 Plan also provides that, upon the occurrence of certain events constituting a change in control of the Company, all stock options previously granted immediately become fully exercisable and all restricted stock awards immediately vest. Generally, if a participant incurs an excise tax under Section 4999 of the Internal Revenue Code of 1986 in connection with a payment or distribution following such a change in control, the 1991 Plan provides that the participant will receive additional payments to make him or her whole for such excise tax.

     The Company elected to change its method of accounting for stock options effective January 2003, on a prospective basis. The change in accounting for stock options results in pre-tax compensation expense being recognized by the Company related to stock options granted in 2003 and thereafter.

     In 2003, the Committee approved stock option grant guidelines for executive officers that the Committee believes are below the average level of option grants in the Company's peer group. In accordance with these guidelines, in October 2003 the Committee granted options to approximately 600 key employees (including all executive officers and Mr. Manoogian) as part of the Committee's strategy to utilize options as an important component of the Company's long-term compensation for key employees.

OTHER COMPENSATION CONSIDERATIONS

     The Company maintains qualified defined benefit and defined contribution retirement plans for most salaried employees. The Company also maintains companion non-qualified plans in order to restore for many of these employees the benefits that are otherwise limited by the Internal Revenue Code. All of the executive officers participate in these plans. In addition, in order to be competitive, the Company has established a Supplemental Executive Retirement Plan that provides supplemental retirement and certain other benefits to certain officers and other key employees of the Company, including the executive officers named in the "Summary Compensation Table."

     In 2000, the Committee implemented an Executive Stock Purchase Program (the "Program"). This voluntary Program was made available worldwide to key members of the Company's management. Approximately 300 employees participated in the Program and invested approximately $156 million in Company Common Stock. This Program represented a major financial commitment on the part of its participants, thus further aligning the interests of the Company's key management with the interests of stockholders.

     In order to formalize the Board's policy of encouraging stock ownership by executive officers and to require executive officers to remain at risk by maintaining a substantial interest in Company Common Stock, the Board has established stock ownership guidelines for executive officers. The guidelines require the Chief Executive Officer to own stock with a value of at least five times base pay; the President to own stock with a value of at least four times base pay; Senior Vice Presidents to own stock with a value of at least three times base pay; and all other executive officers to own stock with a value of at least two times base pay. Executive officers are required to achieve the share ownership (including restricted stock awards) necessary to meet the guidelines within three years of becoming subject to the guidelines.

     Section 162(m) of the Internal Revenue Code limits deductibility of annual compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest paid executive officers unless this compensation qualifies as "performance-based." In 1997, the Board approved and the stockholders adopted amendments to the 1991 Plan so that stock options granted under the 1991 Plan will continue to result in compensation fully deductible by the Company under Section 162(m). In addition, the Committee approved and the stockholders adopted the performance-based 2002 Annual Incentive Compensation Plan to continue the Committee's practice of structuring cash bonuses to make them performance-based and therefore tax deductible. In order to enhance the tax deductibility of annual performance-based stock awards to this group of executives, the Committee has adopted and is presenting for stockholder approval the Masco Corporation 2004 Restricted Stock Award Program discussed under "Proposal to Approve the 2004 Restricted Stock Award Program". The Committee, however, continues to believe that it is in the Company's interest to retain flexibility in its compensation programs, and consequently in some circumstances has paid and may continue to pay compensation that exceeds the limitation of Section 162(m).

                                          Peter A. Dow, Chairman
                                          Verne G. Istock
                                          Mary Ann Van Lokeren

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table summarizes the annual and long-term compensation of the Company's chief executive officer and the other four highest paid executive officers (collectively, the "named executive officers") for 2003, 2002 and 2001.

                                                                      LONG-TERM
                                                                 COMPENSATION AWARDS
                                                               -----------------------
                                 ANNUAL COMPENSATION(1)        RESTRICTED   SECURITIES
                             -------------------------------     STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR      SALARY       BONUS      AWARDS(2)     OPTIONS     COMPENSATION(3)
---------------------------  ----    ----------   ----------   ----------   ----------   ---------------
Richard A. Manoogian......   2003    $1,500,000   $2,400,000   $1,218,000     480,000       $105,000
  Chairman of the            2002     1,350,000    1,680,000      718,000     742,858(4)      95,000
  Board and Chief            2001     1,200,000      576,000      180,000   2,000,000         84,000
  Executive Officer
Alan H. Barry(5)..........   2003    $  815,000   $1,216,000   $4,248,000     530,000       $ 57,000
  President and Chief
  Operating Officer
John R. Leekley...........   2003    $  710,000   $  568,000   $  582,000      85,000       $ 50,000
  Senior Vice President      2002       688,000      568,000      340,000     182,846(4)      48,000
  and General Counsel        2001       665,000      266,000      100,000           0         47,000
Timothy Wadhams...........   2003    $  620,000   $  496,000   $  768,000      75,000       $ 43,000
  Senior Vice President and  2002       577,000      496,000      297,000      72,000         40,000
  Chief Financial Officer    2001(6)    132,000       71,000    1,726,000     150,000          9,000
Robert B. Rosowski........   2003    $  400,000   $  320,000   $  344,000      48,000       $ 28,000
  Vice President and         2002       390,000      320,000      191,000      47,000         27,000
  Treasurer                  2001       380,000      152,000       57,000           0         27,000

---------------

(1) Salary information is disclosed in the table on a calendar year basis. Annual salary increases, when granted, are normally effective in July. Regular annual salary levels were frozen in 2003 and continue to be frozen, but the changes from 2002 to 2003 reflected in the table are a result of increases implemented in July 2002 that were effective for only part of 2002 but all of 2003. Officers may receive certain perquisites and personal benefits, the dollar amounts of which are below current SEC thresholds for reporting requirements. A new program implemented at the beginning of 2002 directly links cash bonuses to earnings per share targets. The performance of the Company in 2002 and 2003 resulted in bonuses being awarded for those years that were significantly larger than the bonuses awarded in 2001. See the "Organization and Compensation Committee Report on Executive Compensation" for information concerning the salary freeze for executive officers and additional detail regarding cash bonuses.

(2) This column sets forth the dollar value, as of the date of grant, of restricted stock awards. The Company has revised the presentation of award data in the Summary Compensation Table. The year for which annual incentive awards are reported now corresponds to the performance year that is used as a basis for granting such awards. This is comparable to the presentation of cash bonus data. In previous proxy statements, annual incentive awards were reported by the year in which the awards were granted, which was typically early in the year after the corresponding performance period (e.g., in the proxy statement for the 2003 Annual Meeting of Stockholders, the awards reported for 2002 were granted in early 2002 but were based on Company performance in 2001). The Company believes this revised presentation will aid in understanding the relationship among reported compensation, Company performance and the "Organization and Compensation Committee Report on Executive Compensation." As a result of this revised presentation, award data shown for 2001 in the above table generally was reported as 2002 data in the proxy statement for the 2003 Annual Meeting of Stockholders. Award data shown for 2002 and 2003 in the above table generally has not been previously reported. The following awards to the named executive officers were granted as part of the Company's annual long-term incentive compensation program based on Company performance in 2003, and are reflected in 2003 data in the above table:

    Mr. Manoogian -- 46,000 shares; Mr. Barry -- 29,000 shares; Mr.
    Leekley -- 22,000 shares; Mr. Wadhams -- 19,000 shares; and Mr.
    Rosowski -- 13,000 shares. Also reflected in the above table as 2003 data is the award of 150,000 shares granted to Mr. Barry in 2003 in connection with his promotion to President and Chief Operating Officer and the award of 10,000 shares granted to Mr. Wadhams in early 2004 in connection with his promotion to Senior Vice President and Chief Financial Officer. The following awards were granted based on the Company's 2002 performance, and are reflected in 2002 data in the above table: Mr. Manoogian -- 40,000 shares; Mr. Leekley -- 18,930 shares; Mr. Wadhams -- 16,530 shares and Mr. Rosowski -- 10,670 shares. The named executive officers only realize the value of the restricted stock awards over an extended period of time because the awards generally vest over ten years from the date of grant with ten percent of each award vesting annually and with vesting generally contingent on a continuing employment relationship with or normal retirement from the Company. As of December 31, 2003, the aggregate numbers and market values of unvested restricted shares of Company Common Stock held by each of the named executive officers under all vesting arrangements were: Mr.
    Manoogian -- 1,016,418 shares valued at $27,860,000; Mr. Barry -- 221,770 shares valued at $6,079,000; Mr. Leekley -- 115,892 shares valued at $3,177,000; Mr. Wadhams -- 81,907 shares valued at $2,245,000; and Mr.
    Rosowski -- 49,447 shares valued at $1,355,000. Recipients of restricted stock awards receive dividends on unvested shares.

(3) This column sets forth Company contributions and allocations under the Company's defined contribution retirement plans for the accounts of the named executive officers.

(4) A majority of these options are restoration options granted upon the exercise of previously held stock options. As described in more detail under "Organization and Compensation Committee Report on Executive Compensation," a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

(5) Mr. Barry became an executive officer in April, 2003. Consequently, the information in the table does not set forth information for 2001 or 2002, but information for 2003 includes compensation data for the entire year.

(6) Mr. Wadhams became employed as an executive officer of the Company in October, 2001, and information for that year reflects the entire period of his employment.

OPTION GRANT TABLE

     The following table sets forth information concerning options granted to the named executive officers in 2003. In accordance with Securities and Exchange Commission regulations, the Black-Scholes option pricing model was used to estimate the grant date present value of the options set forth in this table. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be realized.

                                               INDIVIDUAL GRANTS(1)
                                  -----------------------------------------------
                                  NUMBER OF    % OF TOTAL
                                  SECURITIES    OPTIONS
                                  UNDERLYING   GRANTED TO                           GRANT DATE
                                   OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION    PRESENT
NAME                               GRANTED      IN 2003      PRICE        DATE       VALUE(2)
----                              ----------   ----------   --------   ----------   ----------
Richard A. Manoogian............   480,000       9.45%       $27.50     10/29/13    $4,488,000
Alan H. Barry...................   230,000       4.53%        27.50     10/29/13    $1,817,000
                                   300,000       5.90%        23.00      5/13/13    $2,370,000
John R. Leekley.................    85,000       1.67%        27.50     10/29/13    $  665,000
Timothy Wadhams.................    75,000       1.47%        27.50     10/29/13    $  701,000
Robert B. Rosowski..............    48,000        .94%        27.50     10/29/13    $  449,000

---------------

(1) For a description of additional terms of these options, see "Organization and Compensation Committee Report on Executive Compensation."

(2) The following assumptions were made in calculating the grant date present value of these options: volatility of 37%, dividend yield of 2.28%, risk free rate of return of 3.34% based on a U.S. Treasury Strip with a maturity date equal to the expected term of the options and an expected option life of seven years.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     No options were exercised in 2003 by any named executive officer. The following table sets forth information concerning the value at December 31, 2003 of unexercised options held by such individuals under the Company's stock option plans. At December 31, 2003, when the closing price of Company Common Stock was $27.41 per share, the value of unexercised options reflects an increase in market value of Company Common Stock from the grant date (May 22, 1996 to October 29, 2003, with grant date market prices ranging from $15 to $29.625). The value actually realized upon future option exercises by the named executive officers will depend on the value of Company Common Stock at the time of exercise.

                        DECEMBER 31, 2003 OPTION VALUES

                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                         UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                           DECEMBER 31, 2003             DECEMBER 31, 2003
                                      ---------------------------   ---------------------------
NAME                                  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
----                                  -------------   -----------   -------------   -----------
Richard A. Manoogian................    2,940,000      3,605,111     $16,911,000    $8,209,000
Alan H. Barry.......................      703,600        168,866     $ 2,813,000    $  723,000
John R. Leekley.....................      375,000        346,846     $ 2,469,000    $2,185,000
Timothy Wadhams.....................      222,600         74,400     $ 1,055,000    $  297,000
Robert B. Rosowski..................      188,400        188,600     $ 1,207,000    $1,554,000

PENSION PLANS

     The executive officers participate in pension plans maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                               PENSION PLAN TABLE

                                              YEARS OF SERVICE(1)
                         --------------------------------------------------------------
REMUNERATION(2)             5         10         15         20         25         30
---------------          -------   --------   --------   --------   --------   --------
$  200,000.............  $11,290   $ 22,580   $ 33,870   $ 45,161   $ 56,451   $ 67,741
   400,000.............   22,580     45,161     67,741     90,321    112,902    135,482
   600,000.............   33,870     67,741    101,611    135,482    169,352    203,223
   800,000.............   45,160     90,321    135,482    180,643    225,803    270,964
 1,000,000.............   56,451    112,902    169,352    225,803    282,254    338,705
 1,200,000.............   67,741    135,482    203,223    270,964    338,705    406,446
 1,300,000.............   73,386    146,772    220,158    293,544    366,930    440,316
 1,500,000.............   84,676    169,352    254,029    338,705    423,381    508,057
 2,000,000.............  112,902    225,803    338,705    451,606    564,508    677,409

---------------

(1) The plans provide for credit for employment with any of the Company, its subsidiaries or certain prior Company affiliates and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a prior affiliate's plan. The table does not reflect Internal Revenue Code limitations on tax-qualified plans because one of the Company's plans is a non-qualified plan established to restore for certain salaried employees (including the named executive officers) benefits that are otherwise limited by the Code. For each year of credited service prior to July 1, 1971 there is an additional annual benefit equal to 0.2 percent of final average earnings in excess of $9,000. Approximate years of credited service for the named executive officers participating in the plan are: Messrs. Manoogian and Rosowski -- 30 (the maximum credited service); Mr. Barry -- 20; Mr. Leekley -- 28 and Mr. Wadhams -- 27.

(2) For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement.

     Under the Company's Supplemental Executive Retirement Plan, certain officers and other key employees of the Company, including the executive officers named in the "Summary Compensation Table," may receive retirement benefits in addition to those provided under the Company's other retirement plans. Each participant is to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from the Company's other retirement plans (and, for most participants, any retirement benefits payable by reason of employment by prior employers) equals up to 60% of the average of the participant's highest three years' cash compensation received from the Company (base salary and regular year-end cash bonus, not in excess of 60% of that year's bonus opportunity). A disability benefit is payable to a participant who has been employed at least two years and becomes disabled. Generally, participants who terminate from the Company with more than five years' service before age 65 become entitled to receive a benefit adjusted by an age-and-service vesting schedule that provides for no more than 50% vesting upon attainment of age 50 and 100% vesting no earlier than age 60. Such vested benefit is not payable until age 65 and is subject to offset for amounts earned from prior or future employers. A surviving spouse will receive reduced benefits upon the participant's death, including a death while in service. A participant and his or her surviving spouse may also receive supplemental medical benefits. The plan is unfunded, except that accelerated payment on a present value basis is mandatory following a change in control of the Company. The named executive officers participate in this plan, and each is eligible for a 60 percent benefit at age 65.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on Company Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and the Standard & Poor's Building Products Index ("S&P Building Products Index") (formerly known as the Standard & Poor's Building Materials Index) for the period from January 1, 1999 through December 31, 2003, when the closing price of Company Common Stock was $27.41 per share (on March 31, 2004 the closing price was $30.44 per share). The graph assumes investments of $100 on December 31, 1998 in Company Common Stock, the S&P 500 Index and the S&P Building Products Index and the reinvestment of dividends.

                           [MASCO PERFORMANCE GRAPH]

     The table below sets forth the value, as of December 31 of each of the years indicated, of a $100 investment made on December 31, 1998 in each of Company Common Stock, the S&P 500 Index and the S&P Building Products Index, and the reinvestment of dividends.

----------------------------------------------------------------------------------------------------------------
                                       1998         1999         2000         2001         2002         2003
----------------------------------------------------------------------------------------------------------------
 Masco Corporation                   $100.00      $ 89.83      $ 92.67       $90.28       $79.57      $105.81
 S&P 500 Index                       $100.00      $120.89      $109.97       $96.94       $75.64      $ 97.09
 S&P Building Products Index         $100.00      $ 78.76      $ 72.91       $70.53       $64.93      $ 88.28

               ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Organization and Compensation Committee of the Board of Directors currently consists of Peter A. Dow, Verne G. Istock and Mary Ann Van Lokeren. None of these individuals is or was a current or former officer or employee of the Company or any of its subsidiaries. During 2003, no executive officer of the Company served as a director or as a member of a compensation committee of any company of which any of the members of the Company's Organization and Compensation Committee are executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

METALDYNE CORPORATION

     In November 2000, the Company reduced its common equity ownership in Metaldyne Corporation (formerly MascoTech, Inc.) ("Metaldyne") through a recapitalization merger with an affiliate of Heartland Industrial Partners, L.P. The Company currently holds approximately 6% of the common equity of Metaldyne. The Company has also invested approximately $47 million in Heartland Industrial Partners, L.P. and paid approximately $75,000 for management fees in 2003. The Company, Richard Manoogian (who owns approximately 2% of Metaldyne common stock), a charitable foundation for which Mr. Manoogian serves as a director and officer (which owns approximately 1.6% of such stock), and certain other shareholders (including Heartland Industrial Partners) who in the aggregate own over 90% of Metaldyne common stock, are parties to a Shareholders Agreement regarding their ownership of such stock. The Shareholders Agreement governs the election of directors, the transferability of stock, access to information and registration rights, among other things. Mr. Manoogian remains a director of Metaldyne.

     The Company also holds 361,001 shares of preferred stock of Metaldyne with a liquidation value of $100 per share. During 2003 these preferred shares accrued dividends at the rate of 15% per annum, totaling approximately $7.1 million.

     Under a 1984 Assumption and Indemnification Agreement, Metaldyne assumed and agreed to indemnify the Company against all of the liabilities and obligations of the businesses then transferred to Metaldyne by the Company, including claims resulting from circumstances that existed prior to the transfer, but excluding specified liabilities. The Company agreed to indemnify a subsidiary of Metaldyne against certain liabilities of businesses acquired by that subsidiary from the Company in 1990. Since August 2000, the Company has reimbursed Metaldyne for certain litigation and settlement costs of approximately $2.3 million and advanced $1.275 million in connection with the settlement of this matter while the Company sought recovery from insurance proceeds. In early 2004, the Company settled the claims in this litigation and received back an aggregate of approximately $2.75 million.

OTHER RELATED PARTY TRANSACTIONS

     During the third quarter of 2000, approximately 300 of the Company's key employees, including executive officers, purchased 8.4 million shares of Company Common Stock from the Company for cash totaling $156 million under an Executive Stock Purchase Program. The key employees were given the opportunity to purchase a number of shares determined by a formula based upon each employee's salary level and other factors. The stock was purchased at $18.50 per share, the approximate market price of Company Common Stock at the time of purchase. Participants in the Program financed their entire purchase with five-year, full recourse personal loans at an interest rate of 9.2%, the market rate at that time, from a bank syndicate. Each participant is fully responsible at all times for repaying the bank loan when it becomes due and is personally responsible for 100 percent of any loss in the market value of the purchased stock, except that, if the participant is in a loss position upon the event of death, the participant's estate may transfer the purchased stock to the Company and require the Company to assume responsibility for the loan. The Company has guaranteed repayment of the loans only in the event of a default by the participant. As a further inducement for continued employment beyond the end of this five-year Program, each participant received, as part of the Program, a restricted stock grant vesting over a ten-year period. Pursuant to the terms of the Program, all participants are subject to a one-year post-employment noncompetition agreement with the Company's businesses that employ them. In addition to other members of the executive management team, the following is a list of the executive officers who invested in the Program, together with the amounts of their investments and the number of shares purchased: Alan Barry -- $3 million (162,162); Lillian Bauder -- $2.7 million (145,945 shares); Daniel Foley -- $1.5 million (81,081 shares); Eugene Gargaro, Jr. -- $2.7 million (145,945 shares); John
Leekley -- $4.7 million (254,054 shares); Richard Manoogian -- $26 million (1,405,405 shares); and Robert Rosowski -- $1.3 million (72,972 shares).

     For 2003, Mr. Manoogian personally reimbursed the Company an aggregate of $635,000 in cash for the value of various financial, accounting, tax and property maintenance services and administrative assistance provided to him by the Company. Two charitable foundations established by Mr. Manoogian and by his father Mr. Alex Manoogian, who founded the Company, also separately reimburse the Company for accounting and administrative services provided by the Company. During 2003, this reimbursement aggregated $224,000. These foundations coordinate their activities with those of the Masco Corporation Foundation to assist the Company in responding to requests to the Company for donations. Mr. Manoogian has continued to loan a significant number of his personal artworks to the Company at its headquarters, but this arrangement is at no charge to the Company and with no reimbursement to Mr. Manoogian for insurance, restoration and the other costs he personally incurs with respect to the artworks on loan.

     From time to time the Company has employed individuals who are related or become related to other employees, officers or Directors. There are currently four individuals employed by the Company or one of its divisions who are closely related to current executive officers or to Mr. Lyon. No current employee is related to any individual who serves as a Director of the Company other than the one employee who is related to Mr. Lyon. Each of these four employees received cash compensation for 2003 in excess of $60,000.

          PROPOSAL TO APPROVE THE 2004 RESTRICTED STOCK AWARD PROGRAM
              IN ORDER TO QUALIFY GRANTS OF RESTRICTED STOCK UNDER
                  SECTION 162(m) OF THE INTERNAL REVENUE CODE

     As indicated in the Organization and Compensation Committee Report on Executive Compensation, long-term, equity-based compensation is a key component of the Company's compensation strategy. Historically, this component has been implemented in part by making annual grants of restricted stock that are based upon the Company's financial performance. In general, Section 162(m) of the Internal Revenue Code disallows deductions for compensation paid to the named executive officers to the extent such an officer's total compensation exceeds $1 million in a year, unless the compensation is performance-based and satisfies certain other requirements, including a requirement for stockholder approval. Although stockholders have approved the 1991 Long Term Incentive Plan under which the awards previously have been made, the Company is seeking stockholder approval in order to qualify these annual grants of restricted stock as performance-based and therefore deductible under Section 162(m).

     The Company's current practice is to grant annual stock awards which vest in ten annual installments. Because each annual installment is generally treated as compensation at the time of vesting, the tax impact on the Company extends over a lengthy period. Also, to the extent the value of the stock increases over time, the value of the potential deduction increases. Because of the increasing amount of salary and other compensation that is or may in the future become subject to Section 162(m), the potential for the amount of the deduction to increase over time, and revisions to the annual restricted stock award program over the last several years, the Company believes it is now appropriate to qualify its restricted stock awards under Section 162(m) in order that the Company may receive the corresponding tax benefit. Accordingly, the Organization and Compensation Committee of the Board of Directors has adopted and is presenting for stockholder approval the Masco Corporation 2004 Restricted Stock Award Program (the "Stock Award Program"). The Stock Award Program has been adopted under the Company's 1991 Long Term Incentive Plan. The following summary is qualified in its entirety by reference to the full text of the Stock Award Program, which is attached to this Proxy Statement as Appendix B.

     The Company intends to continue its practice of making annual performance-based grants of restricted stock to key employees under the 1991 Long Term Incentive Plan, but will use the Stock Award Program in order to obtain the full tax deduction for grants to the named executive officers. Under the Stock Award Program, the Organization and Compensation Committee intends to continue its practice of establishing one or more annual performance criteria, consisting of net income, earnings per common share, cash flow, revenues, return on assets, return on invested capital or total stockholder return, and will also establish the maximum value of grants that may be made upon attainment of the criteria. As required by the Internal Revenue Code, after the Company's financial results for the year have been determined, the Organization and

Compensation Committee will certify the attainment of the performance criteria and will determine the value of the grants to be made. The Organization and Compensation Committee may reduce or eliminate (but not increase) for any reason the grant(s) that would otherwise be made to a participant. In addition to the annual practice described above, the Company from time to time may make other grants of restricted stock under the Stock Award Program. Although there is no explicit limit on the number of grants a participant may receive, in no event may a participant receive grants pursuant to the Stock Award Program in any year having a value greater than $10 million. Because it is being implemented pursuant to the 1991 Long Term Incentive Plan, grants cannot be made after the current expiration of the 1991 Plan (May 17, 2010).

     If approved by stockholders, the Stock Award Program will be effective beginning January 1, 2004. For 2004, the Committee has established explicit performance criteria based on the Company's earnings per common share, and the Committee also will evaluate progress toward improvement in return on invested capital in determining the value of grants ultimately made. Depending on the level of the Company's earnings per common share for 2004 and improvement in return on invested capital, executive officers generally may receive grants valued at up to approximately 200% of base salary.

     If the Stock Award Program is not approved by stockholders, it will not be adopted. However, the Company intends to continue making grants under the 1991 Long Term Incentive Plan, and such grants would not qualify under the provisions of Section 162(m).

     The Stock Award Program is not exclusive, and the Company may adopt or continue in effect any other or additional compensation arrangements for the named executive officers.

     The approval of the Stock Award Program requires the affirmative vote of a majority of the votes cast by shares entitled to vote thereon. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 2004 RESTRICTED STOCK AWARD PROGRAM.

                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

     The Audit Committee has selected the independent public accounting firm of PricewaterhouseCoopers LLP to audit the Company's financial statements for the year 2004, and believes it appropriate to submit its selection for ratification by stockholders.

     PricewaterhouseCoopers LLP has acted as the Company's independent certified public accounting firm for over 42 years. It has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for the Company. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection is not ratified, the Audit Committee will consider selecting another public accounting firm as the Company's independent auditors.

     The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 2004.

                        PRICEWATERHOUSECOOPERS LLP FEES

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2003 and 2002, were (in millions):

                                                              2003    2002
                                                              -----   ----
Audit.......................................................  $ 9.5   $5.5
Audit Related...............................................    1.7    1.9
Tax.........................................................    1.4    1.5
All Other...................................................    0.1      *
                                                              -----   ----
Total.......................................................  $12.7   $8.9

---------------

* Aggregate amount was less than $50,000

     The Audit fees for the years ended December 31, 2003 and 2002 were for professional services rendered for the audits of the consolidated financial statements of the Company, statutory audits, attestation of controls, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

     The Audit Related fees for services rendered during the years ended December 31, 2003 and 2002 were for professional services rendered for employee benefit plan audits, due diligence related to acquisitions, audits in connection with acquisitions and divestitures, and consultations concerning the assessment of internal accounting controls.

     Tax fees for services rendered during the years ended December 31, 2003 and 2002 were for services related to tax return preparation, tax planning, and tax advice related to acquisitions.

     All Other fees for services rendered during the years ended December 31, 2003 and 2002 were for miscellaneous services rendered.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

     The Audit Committee established a policy effective May 5, 2003 requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by our independent auditors PricewaterhouseCoopers LLP. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PricewaterhouseCoopers LLP that are not encompassed by the Audit Committee's annual pre-approval and not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve, on a case-by-case basis, services outside or in excess of the Audit Committee's pre-approval and not prohibited by law, provided that the Chairman shall report any decisions to pre-approve such services to the Audit Committee at its next regular meeting. All of the services referred to above in the table for 2003 were pre-approved by the Audit Committee and none of the services approved by the Audit Committee during 2003 were under the de minimus exception to pre-approval contained in the applicable rules of the SEC.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and greater than ten percent stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 are required for those persons, the Company believes that its Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year.

                      2005 ANNUAL MEETING OF STOCKHOLDERS

     Stockholders who intend to present a proposal for inclusion in the Company's proxy statement and proxy relating to the 2005 Annual Meeting of Stockholders must provide written notice of such intent to the Secretary of the Company at its address stated in the Notice of Annual Meeting of Stockholders by December 13, 2004.

     If a stockholder intends to bring a matter before next year's meeting, other than by timely submitting a proposal to be included in the proxy statement, timely notice must be given in accordance with the Company's bylaws. Management proxies will have the right to exercise discretionary voting authority on any matter raised in this manner by stockholders after December 13, 2004. The bylaws provide that, to be timely, notice must be received by the Company's Corporate Secretary at 21001 Van Born Road, Taylor, Michigan 48180 no earlier than January 12, 2005 and no later than February 11, 2005. For each matter a stockholder intends to bring before the meeting, the notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration); the reasons for conducting the business at the meeting and any material interest the stockholder may have in such business; the stockholder's name and address as it appears in the records of the Company; the number of shares of Company Common Stock and Series B Participating Preferred Stock owned by the stockholder; and a representation as to whether the stockholder is a part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the aggregate voting power of the outstanding Company Common Stock and Series B Participating Preferred Stock required to approve or adopt such proposal or if the stockholder intends to otherwise solicit proxies from stockholders in support of the proposal.

     Stockholders wishing to nominate a candidate or candidates as a Director at the 2005 Annual Meeting of Stockholders must submit the following information no later than February 26, 2005 to: Eugene A. Gargaro Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180: (a) the name and address of the stockholder who intends to make the nomination or nominations and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations is or are to be made by the stockholder; (d) such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; and (e) the written consent of each nominee to serve as a Director of the Company if elected.

                 DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

     The SEC's proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

     The Company has been notified that certain intermediaries will utilize this procedure for the Company's 2003 Annual Report and proxy materials. Therefore, only one Annual Report and Proxy Statement may have been delivered to multiple stockholders sharing a single address. Stockholders who wish to opt out of this procedure and receive separate copies of the Annual Report and Proxy Statement in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or the Company at the address and telephone number below.

     The Company will promptly deliver a separate copy of the 2003 Annual Report or Proxy Statement for the 2004 Annual Meeting upon oral request to the Company's Investor Relations Department at (313) 274-7400, written request to Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180 or e-mail request to webmaster@mascohq.com

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [/s/ Eugene A. Gorgaro, Jr.]
                                          EUGENE A. GARGARO, JR.
                                          Secretary

Taylor, Michigan
April 12, 2004

                                                                      APPENDIX A

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                               MASCO CORPORATION
                                DECEMBER 9, 2003

                                   I. MISSION

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Masco Corporation (the "Company") shall assist the Board in fulfilling its independent and objective oversight responsibilities. The Committee will assist Board oversight of (1) the integrity of the Company's financial statements, (2) the qualifications, independence and performance of the Company's independent accountants, (3) the performance of the Company's internal audit function, and (4) compliance by the Company with legal and regulatory requirements, including the Company's Code of Business Ethics. The Committee strives to maintain open communications and has an effective working relationship with the Board of Directors, the independent accountants, the internal auditors and the management of the Company.

                                 II. MEMBERSHIP

     The Committee shall consist of at least three Directors of the Company. The membership of the Committee shall qualify under the independence and experience requirements of applicable law and the New York Stock Exchange. The Corporate Governance and Nominating Committee shall recommend nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members shall be appointed by the Board and may be removed by the Board at any time, and the Board will appoint a Committee Chairperson.

     The Committee will meet as often as required to discharge its responsibilities, no less than four times a year. The Committee will meet from time to time in executive sessions without management participation. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may delegate its authority to subcommittees or the Chairperson of the Committee when it deems it appropriate and in the best interests of the Company.

                             III. RESPONSIBILITIES

FINANCIAL STATEMENTS; DISCLOSURE AND OTHER RISK MANAGEMENT MATTERS

     The Committee shall review with management, the internal auditors and the independent accountants, as required by the New York Stock Exchange or as the Committee deems appropriate, in separate meetings if the Committee deems it appropriate:

     - the annual audited financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and management's certifications with respect to these financial statements, prior to the filing of the Company's Form 10-K;

     - the quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and management's certifications with respect to these financial statements, prior to the filing of the Company's Form 10-Q;

     - any analyses or other written communications prepared by management, the internal auditors or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

     - the critical accounting policies and practices of the Company;

     - the effect of off-balance sheet transactions and structures on the financial statements;

     - any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles; and

     - the effect of regulatory and accounting initiatives on the financial statements.

     The Committee shall review, in conjunction with management, the Company's policies with respect to the Company's earnings press releases, financial information and earnings guidance provided to analysts and rating agencies, including the types of information to be disclosed and the types of presentation to be made, paying particular attention to the use of "pro forma" or "adjusted" non-GAAP information.

     The Committee shall discuss with the Chief Executive Officer and Chief Financial Officer of the Company their review of the Company's internal controls related to financial reporting and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

     The Committee shall discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

     The Committee shall review and discuss with the independent accountants any audit problems or difficulties and management's response thereto, including those matters required to be discussed with the Committee by the independent accountants pursuant to applicable Statements on Auditing Standards:

     - any restrictions on the scope of the independent accountants' activities or access to requested information;

     - any accounting adjustments that were noted or proposed by the independent accountants but were not effected (as immaterial or otherwise);

     - any communications involving matters of potential significance between the independent accountants for the Company and the independent accountants' national office regarding auditing or accounting issues presented by the engagement;

     - any management or internal control letter issued, or proposed to be issued, by the independent accountants; and

     - any significant disagreements between the Company's management and the independent accountants.

     The Committee shall have the sole authority over the resolution of any disagreements between management and the independent accountants regarding the Company's financial reporting.

     The Committee shall review the Company's guidelines and policies with respect to risk assessment and risk management, including discussing with management the Company's major financial risk exposures and the steps that have been taken to monitor and control such exposures.

INDEPENDENT ACCOUNTANTS

     The Committee has the sole authority to appoint, compensate, retain, oversee and terminate the independent accountants of the Company (subject to any requested shareholder ratification), including sole authority to approve all audit engagement fees and terms and all non-audit services to be provided by the independent accountants. The Committee shall pre-approve each such non-audit service to be provided by the Company's independent accountants. The independent accountants must report directly to the Committee. The Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Committee may, from time to time, delegate its authority to pre-approve non-audit services on a preliminary basis to one or more Committee members, provided that such designee(s) present any such approvals to the full Committee at the next Committee meeting.

     The Committee shall review and approve the scope and staffing of the independent accountants' annual audit plan.

     The Committee shall evaluate the independent accountants' qualifications, performance and independence, and shall present its conclusions with respect to the independent accountants to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Committee shall:

     - obtain and review a report or reports from the Company's independent accountants describing:

      - the independent accountants' internal quality-control procedures;

      - any material issues raised by (i) the most recent internal quality-control review or peer review of the independent accountants' firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the independent accountants' firm; and any steps taken to deal with any such issues;

      - all relationships between the independent accountants and the Company;
        and

      - such other matters as to which the independent accountants are required to report.

     - review and evaluate the lead audit partner of the independent accountants' team(s), and assure the regular rotation of the lead audit partner as required by law;

     - consider whether the independent accountants should be rotated, so as to assure continuing auditor independence; and

     - obtain the opinion of management and the internal auditors of the independent accountants' performance.

     The Committee shall establish policies for the Company's hiring of current or former employees of the independent accountants.

INTERNAL AUDITORS

     The head of the Company's internal audit department shall report to the Audit Committee, in addition to all other reporting obligations such individual may have within the Company.

     At least annually, the Committee shall evaluate the performance, responsibilities, budget and staffing of the Company's internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company's internal audit function with the independent accountants. The Committee shall review the significant reports to management prepared by the internal audit department and management's responses thereto. The Committee shall also review the department's Charter (Statement of Responsibility and Activity of the Internal Audit Department), the independence and authority of the department's reporting obligations and its qualifications to perform its duties.

OTHER MATTERS

     The Committee shall meet separately, periodically, with appropriate members of management, with internal auditors or other personnel responsible for the internal audit function and with the independent accountants. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent accountants to meet with any members of, or advisors to, the Committee. The Committee has the authority to retain and terminate, and shall have sole authority over any independent legal, financial or other advisors as it may consider necessary to carry out its responsibilities under this charter, without conferring with or obtaining the approval of management or the full Board.

     The Committee shall have available appropriate funding from the Company as determined by the Committee for payment of:

     - compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

     - compensation to any advisors employed by the Committee; and

     - ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

CODE OF BUSINESS ETHICS

     The Committee shall develop and recommend to the Board the Company's Code of Business Ethics as it relates to employees and officers. The Committee shall periodically review and reassess the adequacy of the Company's Code of Business Ethics. The Committee shall periodically obtain updates from management and the General Counsel of the Company regarding compliance by employees and officers with legal, tax and other regulatory agency rules and the Company's Code of Business Ethics. Any waiver of the Code of Business Ethics for executive officers or senior financial officers may only be authorized by the Board or the Audit Committee, and will be promptly disclosed to the Company's shareholders. The Committee will also oversee the process by which employees may report illegal or unethical behavior including cases alleging "insider trading", sexual harassment and breach of non-discrimination laws.

     The Committee shall establish procedures for:

     - the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

     - the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

COMMITTEE CHARTER

     The Committee shall annually review and assess the adequacy of the Committee's Charter and recommend any proposed changes to the Board for approval.
                             ---------------------

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Furthermore, while the Committee is responsible for reviewing the Company's policies and practices with respect to risk assessment and management, it is the responsibility of the Chief Executive Officer and senior management to determine the appropriate level of the Company's exposure to risk.

                                 IV. REPORTING

     The Committee will regularly report to the Board of Directors. This report shall include a review of any issues that arise with respect to: the quality or integrity of the Company's financial statements; the Company's compliance with legal and regulatory requirements; the qualifications, independence and performance of the Company's independent accountants; the performance of the internal audit function; the administration of the Company's Code of Business Ethics as it relates to employees and officers; and any other matters that the Committee deems appropriate or is requested to be included by the Board. At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluation. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. In addition, the Committee shall prepare the audit committee report that the Securities and Exchange Commission rules require to be included in the Company's annual proxy statement.

                                                                      APPENDIX B

                               MASCO CORPORATION
                      2004 RESTRICTED STOCK AWARD PROGRAM
                        (A PROGRAM ESTABLISHED UNDER THE
                      1991 LONG TERM STOCK INCENTIVE PLAN)
   To Qualify Grants of Restricted Stock Under Section 162(m) of the Internal
                                  Revenue Code

SECTION 1. PURPOSE

     The Masco Corporation 2004 Restricted Stock Award Program (the "Stock Award Program") continues the practice of Masco Corporation (the "Company") of granting performance-based compensation to executive officers and other key employees pursuant to the Masco Corporation 1991 Long Term Stock Incentive Plan (the "1991 Plan"). Compensation paid hereunder to executive officers is intended to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code.

SECTION 2. ELIGIBILITY

     The individuals eligible to participate in the Stock Award Program (the "Participants") are the executive officers and such other key employees of the Company as may be designated by the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee").

SECTION 3. PERFORMANCE PERIOD

     Each Performance Period for purposes of the Stock Award Program shall have a duration of one calendar year, commencing January 1 and ending December 31, unless determined otherwise by the Committee.

SECTION 4. ADMINISTRATION

     The Stock Award Program shall be subject to the terms and conditions of the 1991 Plan, and shall be administered by the Committee, which shall have the full power and authority to administer and interpret the Plan and to establish rules for its administration in accordance with the 1991 Plan. Compensation earned by a Participant under the Stock Award Program in accordance with Section 6 shall be paid in the form of one or more Restricted Stock Awards granted under, and out of the shares available under, the 1991 Plan.

SECTION 5. PERFORMANCE GOALS

     On or before the 90th day of each Performance Period, the Committee shall establish in writing one or more performance criteria for the Performance Period and the weighting of the performance criteria if more than one. The performance criteria shall consist of one or more of the following: net income, earnings per common share, cash flow, revenues, return on assets, return on invested capital or total shareholder return. The following shall be excluded in determining whether any performance criterion has been attained: losses resulting from discontinued operations, extraordinary losses (in accordance with generally accepted accounting principles, as currently in effect), the cumulative effect of changes in accounting principles and other unusual, non-recurring items of loss that are separately identified and quantified in the Company's audited financial statements.

SECTION 6. AWARDS

     On or before the 90th day of each Performance Period, the Committee shall establish in writing target performance criteria and the corresponding compensation amounts for Participants, as designated by the Committee. No Participant may receive grants of restricted stock hereunder in any year having an aggregate value greater than $10 million, which value shall be determined by multiplying the number of shares granted by the fair market value of the shares at the time of grant. The Committee shall have the power and authority to reduce or eliminate for any reason the amount of the restricted stock awards that would otherwise be granted to a Participant based on the performance criteria.

SECTION 7. CERTIFICATION AND PAYMENT

     With respect to any compensation intended to constitute performance-based compensation for deductibility under Section 162(m) of the Internal Revenue Code, as soon as practicable after release of the Company's financial results for the Performance Period, the Committee will certify the Company's attainment of the criteria established for such Performance Period pursuant to Section 5, and will calculate and certify the amount of the restricted stock award(s) to be granted to each Participant for such Performance Period.

SECTION 8. OTHER PLANS AND PROGRAMS

     Nothing contained in this Stock Award Program shall prevent the Company from adopting or continuing in effect any other or additional compensation arrangements or making other compensatory awards or grants to its employees, including employees eligible under this Stock Award Program and including awards relating to shares of the Company.

SECTION 9. AMENDMENT

     The Committee shall have the right to suspend or terminate this Stock Award Program at any time and may amend or modify the Stock Award Program at any time.

SECTION 10. ADOPTION AND DURATION

     The Stock Award Program was approved by the Committee on March 30, 2004 subject to the approval of the stockholders of the Company at the 2004 Annual Meeting of Stockholders. The effective date of the Stock Award Program shall be January 1, 2004. No grants of restricted stock may be made pursuant hereto after May 17, 2010.

                               MASCO CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                        AT MASCO CORPORATE HEADQUARTERS
                              21001 VAN BORN ROAD
                             TAYLOR, MICHIGAN 48180

                                     [MAP]

FROM DOWNTOWN DETROIT (EAST)
- Take I-94 west to the Pelham Road exit.
- Turn right onto Pelham Road and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters.

FROM METRO AIRPORT (WEST)
- Take I-94 east to the Pelham Road exit.
- Turn left onto Pelham and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters. FROM SOUTHFIELD/BIRMINGHAM (NORTH)
- Take the Southfield Freeway to the Outer Drive/ Van Born Road exit.
- Stay on the service drive and proceed to Van Born Road.
- Bear right onto Van Born Road and travel to the corporate headquarters.

FROM TOLEDO (SOUTH)
- Take I-75 north to the Telegraph Road north exit.
- Proceed on Telegraph Road north to Van Born Road.
- Turn right on Van Born Road and proceed to the corporate headquarters.

MASCO CORPORATION                           VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY,
                                             7 DAYS A WEEK UNTIL 5 P.M. ON MAY 10, 2004

--------------------------------------          -----------------------------------          --------------------------------------
              TELEPHONE                                   INTERNET
            1-866-564-2331                OR    HTTPS://WWW.PROXYVOTENOW.COM/MAS       OR                     MAIL
--------------------------------------          -----------------------------------          --------------------------------------

o     Use any touch-tone telephone.             o Go to the website address                  o Mark, sign and date your proxy card.
o     HAVE YOUR PROXY CARD READY.                 listed above.                              o Detach your proxy card.
o     Follow the simple recorded                o HAVE YOUR PROXY CARD READY.                o Return your proxy card in the
      instructions.                             o Follow the simple instructions               postage-paid envelope provided.
                                                  that appear on your computer
                                                  screen.
                                                                                             --------------------------------------
                                                                                             Your telephone or Internet vote
                                                                                             authorizes the named proxies to
                                                                                             vote your shares in the same
                                                                                             manner as if you marked, signed
                                                                                             and returned the Proxy Card.
                                                                                             --------------------------------------
                                                                                             If you have submitted your Proxy
                                                                                             by telephone or the Internet
                                                                                             there is no need for you to mail
                                                                                             back your Proxy Card.
                                                                                             --------------------------------------
                                                                                             If you have chosen to view the
                                                                                             Proxy Statement and Annual
                                                                                             Report over the Internet instead
                                                                                             of receiving paper copies in the
                                                                                             mail, you can access the Proxy
                                                                                             Statement and 2003 Annual Report
                                                                                             electronically at the Company's
                                                                                             website, www.masco.com.
                                                                                             --------------------------------------

                                                                                           ----------------------------------------



                                                                                           ----------------------------------------


     1-866-564-2331
  CALL TOLL-FREE TO VOTE

[ ]                          \/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \/

          IF VOTING BY MAIL,
          PLEASE SIGN, DATE
          AND RETURN THIS
          PROXY CARD PROMPTLY              (X)
          IN THE ENCLOSED        VOTES MUST BE INDICATED
          ENVELOPE.                    IN BLACK OR
                                        BLUE INK.

(1)    Election of Directors                                                                                FOR    AGAINST  ABSTAIN

  FOR all nominees [ ] WITHHOLD AUTHORITY [ ]   *EXCEPTIONS [ ]        (2)  Proposal to approve the Masco   [ ]      [ ]      [ ]
  listed below         to vote for all                                      Corporation 2004 Restricted
                       nominees listed                                      Stock Award Program.
                       below

Class I Directors to hold office until the Annual Meeting of           (3)  Ratification of the selection   [ ]      [ ]      [ ]
Stockholders in 2007 or until their respective successors                   of PricewaterhouseCoopers LLP
are elected and qualified.                                                  as independent auditors for
                                                                            the Company for the year 2004.
Nominees: 01 PETER A. DOW, 02 ANTHONY F. EARLEY, JR., 03 WAYNE B. LYON

Class II Directors to hold office until the Annual Meeting of          (4)  In the proxies' discretion upon
Stockholders in 2005 or until their respective successors                   such other business as may
are elected and qualified.                                                  properly come before the meeting.

Nominees: 01 DAVID L. JOHNSTON, 02 J. MICHAEL LOSH                     The shares represented by this Proxy will be voted in
                                                                       accordance with the specifications above. IF SPECIFICATIONS
*INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL        ARE NOT MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF
NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT      ALL NOMINEES, FOR THE APPROVAL OF THE MASCO CORPORATION 2004
NOMINEE'S NAME.                                                        RESTRICTED STOCK AWARD PROGRAM, FOR RATIFICATION OF
                                                                       INDEPENDENT AUDITORS AND IN THE PROXIES' DISCRETION ON ANY
                                                                       OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                                                                                ------------------------------------------------

                                                                                  S C A N  L I N E

                                                                                ------------------------------------------------


                                                                       Please sign exactly as name appears at left. Executors,
                                                                       administrators, trustees, et al. should so indicate when
                                                                       signing. If the signature is for a corporation, please sign the full corporate name by an authorized officer. If the
                                                                       signature is for a partnership or a limited liability
                                                                       company, please sign the full partnership or limited
                                                                       liability company name by an authorized person. If shares
                                                                       are registered in more than one name, all holders must sign.


                                                                -------    --------------------------   ---------------------------
                                                                Date       Share Owner sign here        Co-Owner sign here


                                                                4545

   IF YOU HAVE CHOSEN TO VIEW THE PROXY STATEMENT AND ANNUAL REPORT OVER THE INTERNET INSTEAD OF RECEIVING PAPER COPIES IN THE MAIL, YOU CAN ACCESS THE PROXY
   STATEMENT AND 2003 ANNUAL REPORT ELECTRONICALLY AT THE COMPANY'S WEBSITE,
                                 WWW.MASCO.COM.
















--------------------------------------------------------------------------------



        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 11, 2004
                                MASCO CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock and Series B Participating Preferred Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Masco Corporation to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 11, 2004, at 10:00 a.m. and at any adjournment thereof.

      The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

                                                 (Continued and to be signed and
                                                     dated on the reverse side.)

MARK HERE IF YOU WISH TO ACCESS
THE ANNUAL REPORT AND PROXY
STATEMENT ELECTRONICALLY IN THE
FUTURE INSTEAD OF BY MAIL.           [ ]

To change your address,                         MASCO CORPORATION
please mark this box.                [ ]        P.O. BOX 11261
                                                NEW YORK, N.Y. 10203-0261
To include any comments,
please mark this box.                [ ]